Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Linde plc of our report dated February 28, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Praxair Inc.’s 2017 Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut

October 31, 2018